Exhibit 99.1

The following information was filed by us with the Securities and Exchange Commission (the “SEC”) on February 2, 2015 in a preliminary prospectus relating to a proposed secondary offering of our common stock.

Some of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business, market and economic conditions, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and we therefore caution you against relying on such forward-looking statements. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Recent Developments

Our financial results for the thirteen weeks and fiscal year ended February 1, 2015 are not yet available. Set forth below are certain preliminary estimates of the results of operations that we expect to report for our fourth quarter and full fiscal year. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fourth quarter are finalized.

We estimate that total revenues will range between $203.8 million and $204.8 million and between $743.5 million and $744.5 million for the thirteen weeks and fiscal year ended February 1, 2015, respectively. This represents sales growth of 19.2% for the thirteen weeks and 17.1% for the full year over the same periods in fiscal 2013, assuming the mid-point of the estimated ranges. We estimate that our comparable store sales growth will range between 10.0% and 10.2% and between 7.1% and 7.2% for the thirteen weeks and fiscal year ended February 1, 2015, respectively.

We estimate that our Adjusted EBITDA will range between $48.4 million and $49.4 million and between $162.0 million and $163.0 million for the thirteen weeks and fiscal year ended February 1, 2015, respectively. This represents Adjusted EBITDA growth of 21.7% for the thirteen weeks and 20.6% for the full year over the same periods in fiscal 2013, assuming the mid-point of the estimated ranges. We estimate that our operating income will range between $25.2 million and $26.2 million and between $71.0 million and $72.0 million for the thirteen weeks and fiscal year ended February 1, 2015, respectively. Based on these estimations, Adjusted EBITDA Margin is expected to range between 23.7% and 24.1% and between 21.8% and 21.9% for the thirteen weeks and fiscal year ended February 1, 2015, respectively. Assuming the mid-point of the range, this represents a 50 basis point improvement and 60 basis point improvement over the same periods of the prior year, respectively.

We opened three stores during the fourth quarter, bringing our total number of stores to 73 as of January 29, 2015. One store was opened using our large store format and the other two were opened using our small store format. These three stores marked our initial entry into three additional states and collectively added 36 store weeks to our operating results. Included in our year-end 2014 store count is our location in Farmingdale (Long Island), New York which we expect to close in mid-February 2015 due to the expiration of our lease. With past store closures, we have experienced customer migration to stores within the same market. We currently have two other stores in the Long Island market.

The preliminary financial data presented here has been prepared by, and is the responsibility of our management. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. This preliminary information reflects management’s estimates based solely upon information available as of the date hereof and is not a comprehensive statement of our financial results for the thirteen weeks or fiscal year ended February 1, 2015. The information presented herein should not be considered a substitute for the full unaudited fourth quarter financial statements or the audited financial statements for the fiscal year ended February 1, 2015 once they become available.

The ranges for the preliminary estimated financial results described above constitute forward-looking statements. We have provided a range for the preliminary estimated financial results described above primarily because our financial closing procedures for the thirteen weeks and fiscal year ended February 1, 2015 are not yet complete and will not be publicly available until after the completion of this offering, approximately mid-April 2015. There is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. These preliminary results should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in our periodic reports filed with the SEC including our Quarterly Report on Form 10-Q for the period ending November 2, 2014.

Adjusted EBITDA and Adjusted EBITDA Margin Description and Reconciliation

“Adjusted EBITDA” is calculated as net income (loss), plus interest expense (net), loss on debt retirement, provision (benefit) for income taxes, depreciation and amortization expense, loss on asset disposal, share-based compensation, currency transaction (gain) loss, preopening costs, reimbursement of affiliate and other expenses, change in deferred amusement revenue and ticket liability estimations, transaction and other costs.

Adjusted EBITDA is presented because we believe that it provides useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures. We believe that Adjusted EBITDA is used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “EBITDA” as defined in our senior secured credit facility and our presentation of Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA is a metric utilized to measure performance-based bonuses paid to our executive officers and certain managers.

Adjusted EBITDA, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, Adjusted EBITDA and Adjusted EBITDA margin do not take into account a number of significant items, including our interest expense and depreciation and amortization expense. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. In addition, Adjusted EBITDA excludes pre-opening costs and adjustments for changes in the accruals for deferred amusement revenue and ticket liability, which we expect customers to redeem in future periods and which may be important in analyzing our GAAP results. Our calculations of Adjusted EBITDA adjust for these amounts because they vary from period to period and do not directly relate to the ongoing operations of the current underlying business of our stores and therefore complicate comparisons of the underlying business between periods. Nevertheless, because of the limitations described above management does not view Adjusted EBITDA in isolation and also uses other measures, such as net sales, gross margin, operating income and net income (loss), to measure operating performance.

Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues. Adjusted EBITDA margin allows us to evaluate our overall operating performance over time by excluding items that we do not believe are indicative of our core operating performance.

The following table sets forth a reconciliation of our estimated fourth quarter and fiscal year 2014 Adjusted EBITDA to estimated fourth quarter and fiscal year 2014 income before provision for income taxes:

(in millions)	THIRTEEN WEEKS ENDED FEBRUARY 1, 2015 (Unaudited)	FISCAL YEAR ENDED FEBRUARY 1, 2015 (Unaudited)
Estimated income before provision for income taxes	$20.2 – $21.2	$8.6 – $9.6
Interest expense, net	5.0	34.8
Loss on debt retirement	—	27.6

Estimated operating income	$25.2 – $26.2	$71.0 – $72.0

Depreciation and amortization expense	18.4	70.8
Loss on asset disposal (1)	0.5	1.7
Share-based compensation (2)	0.3	2.2
Currency transaction loss (gain) (3)	0.1	0.1
Pre-opening costs (4)	1.9	9.8
Reimbursement of affiliate and other expenses (5)	—	0.5
Change in deferred amusement revenue and ticket liability (6)	1.4	3.8
Transaction and other costs (7)	0.6	2.1

Estimated Adjusted EBITDA	$48.4 – $49.4	$162.0 – $163.0

(1)	Represents the estimated net book value (less proceeds received) of assets disposed of during the year. Primarily relates to assets replaced in ongoing operation of business.
(2)	Represents estimated stock compensation expense under our 2010 Stock Incentive Plan and our 2014 Stock Incentive Plan.
(3)	Represents the estimated effect of foreign currency transaction (gains) or losses related to our store in Canada.
(4)	Represents estimated costs incurred prior to the opening of our new stores.
(5)	Represents estimated fees and expenses paid directly to our Board of Directors and certain non-recurring payments to management and compensation consultants. It also includes the reimbursement of expenses made to Oak Hill Capital Management, LLC.
(6)	Represents estimated quarterly increases or decreases to accrued liabilities established for future amusement game play and the fulfillment of tickets won by customers on our redemption games.
(7)	Primarily represents estimated costs related to store closures and capital market transactions, including approximately $0.6 million and $0.9 million of non-capitalized costs related to our IPO and this offering, in the thirteen weeks and fiscal year ended February 1, 2015, respectively.